Exhibit 10.70

EXECUTION COPY

AMENDMENT NO. 1 TO TERM EMPLOYMENT AGREEMENT

This Amendment No. 1 to Term Employment Agreement (“Amendment”) is entered into as of February 26, 2024 (the “Amendment Date”), by and among ENDEAVOR GROUP HOLDINGS, INC. (“EGH”), ENDEAVOR OPERATING COMPANY, LLC (“Endeavor Operating Company” or such affiliate thereof which may employ Employee from time to time (“Employer”)) and MARK SHAPIRO, an individual (“Employee”).

RECITALS

A. Employee, EGH and Endeavor Operating Company are currently party to that certain Term Employment Agreement, dated as of April 19, 2021 (the “Employment Agreement”).

B. The parties hereto desire to amend the Employment Agreement to, among other things, extend the Term by one additional year, acknowledge Employee’s waiver of eligibility for certain equity awards, and provide for a retention bonus.

C. Capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1.
Effectiveness.

The Employment Agreement is hereby modified with the modifications herein effective as of the Amendment Date (and not with respect to any period preceding the Amendment Date).

2.
Amendment.
(a)
Extension. All references to “the third (3rd) anniversary of the Effective Date” and “the third anniversary of the Effective Date” in Section 4 of the Employment Agreement are hereby removed and replaced with “the fourth (4th) anniversary of the Effective Date”, and the reference to “fiscal year 2024” in Subsection 4.2 of the Employment Agreement is hereby removed and replaced with “fiscal year 2025”.

(b)
Time and Attention. Notwithstanding anything to the contrary in the Employment Agreement, including Section 2.1 thereof, the parties (i) acknowledge that Employee also serves as President and Chief Operating Officer of TKO Group Holdings, Inc. (“TKO”), pursuant to a Term Employment Agreement effective on or about January 21, 2024, and

(ii) agree that Employee’s services for TKO are expressly authorized by Employer and do not constitute a violation of the Employment Agreement.

(c)
Waiver of Annual Equity Awards for 2023 and 2024. Subsection 3.5(a) of the Employment Agreement is hereby amended by adding the following sentence after the final sentence thereof:

“Notwithstanding anything to the contrary herein, Employee acknowledges that Employee will not receive (and hereby waives any rights to) an Annual Equity Award (if any) under this Section 3.5(a) of the Employment Agreement in respect of calendar years 2023 and 2024.”

For avoidance of doubt, Sections 3.1, 3.2, 3.3, and 3.4 of the Employment Agreement (subject to the waiver above in respect of Subsection 3.5(a)) remain in full force and effect in accordance with their terms.

(d)
Retention Bonus. Section 3 of the Employment Agreement is hereby amended by adding a new Subsection 3.6, as follows:

“3.6. Retention Bonus.

(a)
Subject to the terms and conditions set forth herein, Employee shall receive a retention bonus in the amount of $10,000,000 (the “Retention Bonus”). The Retention Bonus shall be paid in cash (less applicable withholdings) as soon as reasonably practicable following the Amendment Date, but in any event no later than the regular payroll date of the first complete payroll cycle following the Amendment Date.

(b)
In the event (i) Employee’s employment with Employer is terminated on or before December 31, 2024, by Employee without Good Reason or by Employer for Cause or (ii) Employee’s employment is terminated on or before December 31, 2024 for any other reason and Employee subsequently breaches any of Section 7 or 8 of this Agreement or Schedule E to the Award Agreement (collectively, the “Specified Covenants”), then within sixty (60) days following such termination of employment under clause (i) or breach under clause (ii), Employee shall repay Employer a portion of the Retention Bonus equal to the product obtained by multiplying (x) the amount of the Retention Bonus (less amounts withheld for taxes) by (y) the quotient obtained by dividing (A) the number of days from such termination of employment through and including December 31, 2024 by (B) 306 (i.e., the number of days in the 10 months from March through December 2024) (such portion, the “Repayment Amount”). Employer and/or its affiliate(s) may, without duplication, offset all or any portion of Employee’s Repayment Amount against any wages, equity proceeds and/or any other payments remaining due but not yet paid to Employee at the time, to the extent permitted by law and to the extent such offset would not violate or result in the imposition of tax under Section 409A. Except as set forth in clause (ii) above, the foregoing repayment obligation upon a termination shall not apply to a termination by Employee for Good Reason, a termination by Employer without Cause, or a termination due to death or Disability; provided that, in the event of Employee’s employment with Employer is terminated on or before December 31, 2024, by Employee for Good Reason or by Employer without Cause, such repayment obligation will not apply if and only if (1) Employee executes and delivers a Mutual Release within sixty (60) days after the date of termination of Employee’s employment and does not revoke the Mutual Release with seven (7) days after signing it, and (2) Employee complies with the Specified Covenants and, to the extent Employee fails to execute (or subsequently revokes) the Mutual Release or breaches the Specified Covenants, Employee will be required to repay the Repayment Amount in accordance with this Subsection 3.6.

(c)
Although Employer does not guarantee the tax treatment of the Retention Bonus, the intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A, and accordingly, to the maximum extent permitted, this Subsection 3.6 shall be interpreted in a manner consistent therewith.”

3. Miscellaneous.

(a)
Sections 12 through 15, 17 through 21, 23 and 25 of the Employment Agreement shall apply to this Amendment mutatis mutandis. The Employment Agreement, as modified by this Amendment, constitutes the entire understanding between the parties with respect to the subject matter thereof and hereof and supersedes all prior negotiations, discussions, preliminary agreements, and/or any oral or written agreements.

(b)
This Amendment shall be and hereby is incorporated into and forms a part of the Employment Agreement.

(c)
For avoidance of doubt, and notwithstanding any other provision herein or in the Employment Agreement, (i) all equity awards issued to Employee prior to the date of this Amendment, including but not limited to all Annual Equity Awards previously issued to

Employee, remain in full force and effect in accordance with their terms, and (ii) in all instances under the Employment Agreement in which Employee is required to sign a Mutual Release as condition of receiving certain post-employment rights or benefits (including but not limited to in connection with Employee’s right to retain and not repay any portion of the Retention Bonus), Employee shall be deemed to have fully satisfied such obligation upon his timely execution and non-revocation of the Mutual Release, regardless of whether Employer timely executes the Mutual Release.

(d)
Except as expressly provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

ENDEAVOR OPERATING COMPANY, LLC

By: /s/ Ari Emanuel____________________________

Name: Ari Emanuel

Title: CEO

ENDEAVOR GROUP HOLDINGS, INC.

By: /s/ Ari Emanuel____________________________

Name: Ari Emanuel

Title: CEO

/s/ Mark Shapiro

MARK SHAPIRO

Signature Page to Amendment No. 1 to Term Employment Agreement